Susan E. Alderton
                                                         Chief Financial Officer
                                                                  (212) 421-7202

                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE


                     NL ANNOUNCES MAJOR CAPACITY ACQUISITION

HOUSTON, TEXAS -- July 24, 1998 -- NL Industries, Inc. (NYSE:NL)announced today that it has reached an agreement to acquire the North American titanium dioxide operations of Imperial Chemical Industries PLC's subsidiary, Tioxide Group
Limited, and a Tioxide titanium dioxide plant in England for an aggregate of $365 million in cash, including approximately $50 million in working capital, subject to adjustment at closing, and $30 million for cancellation of technology rights. The purchase is subject to regulatory clearance and other conditions customary to transactions of this type.

The operations to be acquired include Tioxide's 50% interest in Louisiana Pigment Company, a manufacturing joint venture of NL and Tioxide that operates a chloride-process titanium dioxide plant in Louisiana with capacity of approximately 120,000 metric tons per annum ("mtpa"), Tioxide's 52,000 mtpa finishing plant in Tracy, Quebec, Tioxide's 75,000 mtpa sulfate-process titanium dioxide plant in Grimsby, England, and Tioxide's North American marketing and distribution business. In addition, Tioxide will cancel certain rights to chloride-process technology licensed to it by NL in connection with the formation of Louisiana Pigment Company in 1993.

A conference call for the investment community is scheduled for July 24, 1998 at 11:00 a.m., Eastern Daylight Time. J. Landis Martin, President and Chief Executive Officer, will host the call. Participants can access the call by dialing 1-800-553-0358 (domestic) and 612-288-0318 (international). A taped replay of the call will be available after 4:00 p.m., Eastern Daylight Time, the day of the call through August 24, 1998 by calling 1-800-475-6701 (domestic) and 320-365-3844 (international), and using access code 400083.

NL is a major international producer of titanium dioxide pigments.



                                      1